SECURITIES AND EXCHANGE COMMISSION
                             Washington D.C. 20549

                                   FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                     AMERICAN NORTEL COMMUNICATIONS, INC.
            (Exact name of registrant as specified in its charter)

    Wyoming                      4813                   87-0507851
(State or other         (Primary Standard            (I.R.S. Employer
jurisdiction of             Industrial             Identification Number)
incorporation)      Classification Code Number

                       7201 E. Camelback Road, Suite 320
                             Scottsdale, AZ 85251
                                (602) 945-1266
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           William P. Williams, Jr.
                     President and Chief Executive Officer
                     American NorTel Communications, Inc.
                       7201 E. Camelback Road, Suite 320
                             Scottsdale, AZ 85251
                                (602) 945-1266
     (Name, address, including zip code, and telephone number, of agent for service)

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

     If the only securities being registered on this Form arc being offered pursuant to dividend or interest reinvestment plans, please chock the
following  box.    /X/

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act
of  1933,  check  the  following  box.    /X/

                        CALCULATION OF REGISTRATION FEE

                                                                 Proposed
                                                                  Maximum
Title of Each Class of                      Proposed Maximum     Aggregate     Amount of
Securities to be            Amount to be   Offering Price Per    Offering    Registration
Registered                   registered         Share(1)         Price(1)         Fee
Common Stock, no par value     7,485,000  $               0.77  $ 5,763,450  $    1,746.32
--------------------------  ------------  --------------------  -----------  -------------


(1) Pursuant to Rule 457(c), the registration fee is calculated based on the average of the high and low sale prices for the Common Stock, as reported by the Nasdaq Stock Market's National Market on November 22, 1996, or $0.77 per share.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                  PROSPECTUS

                     AMERICAN NORTEL COMMUNICATIONS, INC.

                               7,485,000 Shares

     The 7,485,000 shares (the "Shares") of common stock, no par value (the "Common Stock"), of American NorTel Communications, Inc. (the "Company") offered hereby, are shares of Common Stock which are currently outstanding. See "The Offering," "Selling Shareholders," "Plan of Distribution" and "Description of Securities." The Company will not receive any proceeds from the sale of the shares of Common Stock offered hereby.

     The Shares are quoted in the National Association of Securities Dealers ("NASD") Inter-dealer Quotation System ("OTC Electronic Bulletin Board") under the symbol "ARTM". On November 22, 1996, the last reported closing sale price of the Common Stock was $0.813 per share.

     The Shares may be offered and sold from time to time by the selling shareholders named herein through underwriters, dealers or agents or directly to one or more purchasers in fixed-price offerings or negotiated transactions and either at market prices prevailing at the time of sale or at prices related to such market prices. The terms of the offering and sale of the Shares with respect to which this Prospectus is being delivered, including any initial public offering price, any discounts, commissions or concessions allowed, reallowed or paid to underwriters, dealers or agents, the purchase price of the Shares, the proceeds to the selling shareholders and any other material terms shall be as set forth in the applicable Prospectus Supplement. See "Plan of Distribution" for information regarding possible indemnification arrangements for underwriters, dealers and agents.

See "Risk Factors" on pages 6-9 for a discussion of certain factors that should be considered by investors

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
              OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                   ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                      ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.

               The date of this Prospectus is November 22, 1996.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. and at the Commission's regional offices at the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, 10048. Copies of such material may also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     The Company has filed with the Commission a Registration Statement on Form S-3 (including any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the" Securities Act") with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement and the exhibits and schedules thereto. Statements made in this Prospectus regarding the contents of any contract or document filed as an exhibit to the Registration Statement are not necessarily complete and, in each instance, reference is hereby made to the copy of such contract or document so filed. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The  following  documents  are  hereby  incorporated  by  reference  in  this
Prospectus:

     (1) the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1995 and;

     (2) the Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 1995;

     (3) the Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended December 31, 1995;

     (4) the Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 1996; and

     (5) all documents filed by the Company pursuant to Sections 13(a), 13(c) and 15(d) of the Exchange Act after the date of this Prospectus and before the termination of the offering covered hereby will be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference modifies or replaces such statement.

     The Company will provide, without charge and on oral or written request, to each person to whom this Prospectus is delivered, a copy of any or all of the documents incorporated by reference in this Prospectus other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates. In addition, a copy of the Company's most recent annual report to shareholders will be promptly furnished, without charge and on oral or written request, to such persons. All such requests should be directed to American NorTel Communications, Inc.,7201 E. Camelback Road, Suite 320, Scottsdale, AZ 85251,
Attention:  Bill  Williams,  telephone  number  (602)  945-1266.

                                  THE COMPANY

     The Company was originally incorporated in British Columbia, Canada on May 17, 1979. In conjunction with a one for five consolidation, the Company's name was changed to Coldspring Resources Ltd. on June 4, 1987. In 1987, the Company was inactive and was classified as dormant under the rules of the Vancouver Stock Exchange. The then current management organized a reverse take-over by a number of limited partnerships and private companies which were engaged in the mining development and exploration business and who, on July 14, 1987, transferred their mining assets into the Company for
Treasury shares on July 14, 1987. The Company is no longer in the mining business, and has written off or sold its mining assets. In conjunction with a one for ten consolidation, the Company's name was changed to Isleshaven Capital Corporation on July 14, 1989. In 1990 the Company became active in the long distance telecommunications business and changed its name to NorTel Communications Inc. on June 17, 1991. In conjunction with a one for ten consolidation, the Company's name was changed to American NorTel Communications Inc. on May 11, 1992. The Company filed its Certificate of Registration and Articles of Continuance with the Secretary of State of the State of Wyoming and became a Wyoming corporation effective February 9, 1993.

     The Company currently operates only in the telecommunications business, providing long distance telephone service in combination with additional related services in the United States and foreign countries. The Company is a provider of long distance value services such as international callback, travel cards, debit cards, voice mail, fax, and call-follow-me services. The Company also installs propriety equipment in major markets throughout the world to provide niche telecommunications services.

     The Company is certified by the Federal Communications Commission of the United States (the "F.C.C.") and is authorized under Section 214 of the Communications Act of 1934 to provide international switched services by reselling the international switched services of other carriers. The Company resells long distance telecommunications services providing domestic and international services primarily to businesses.

     The value-added services the Company provides include international Call-back and 800-redirected calling, voice mail, telephone calling cards, automated attendants, billing services and call redirecting. The Company's targeted market niche is providing a package or combination of its version of these value-added services and particularly focus on business that allies with large carriers, rather than competes directly with them. The Company packages these value-added services and long distance telephone services to create total telecommunications systems for its Customers.

     Call-back service allows a Customer in a foreign country to use foreign facilities to dial a telephone number in the U.S. and receive dial tone at a switch at the Company's U.S. location, which the Customer can then use to complete the call to any foreign country. The Company rents network services from national, regional, and international carriers, such as Sprint. The Company has developed its own proprietary micro-computer based switching, voice processing and voice messaging software and creates customized telecommunications systems in response to Customer needs. The Company separately markets its own billing systems using its own proprietary software system.

     The Company recently commenced a program of acquiring assets and operating companies in exchange for blocks of prepaid phone time. This strategy used in conjunction with conventional marketing methods has enabled the company to acquire a hotel in Missouri and development property in California, Texas and Colorado.

                                 RISK FACTORS

     This Prospectus contains forward-looking statements within the meaning of
Section  27A  of  the Securities Act of 1933.  Such forward-looking statements may be found in this section and under "Prospectus Summary," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Business and Properties." Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors including, without limitation, the risk factors set forth below and elsewhere in this Prospectus. The Shares offered hereby involve material risks. In addition to the other information contained in this Prospectus, prospective investors should carefully consider the following risk factors before m making an investment in the shares of Common Stock:

     Limited Operating History. The Company began re-marketing its services in June, 1995. It has not yet carried revenue generating traffic from its proposed service offerings. The source of the Company's projected revenue is the sale of long distance and value-added technologically-augmented long distance products. If the Company fails to achieve sales which produce certain minimum levels of usage by its customers, it will be unable to achieve the minimum usage requirements in the Company's agreements with its long distance carrier and its billing and collection agents. If it fails to achieve the necessary minimum usage, the Company's costs for those services as a percentage of revenue will increase.

     Need for Additional Capital. At June 30, 1995, the Company had working capital of $65, long-term debt of $675,000 and shareholders' equity of $(941,243). The Company anticipates that its operating cash needs for fiscal 1996 can be met with cash generated from operations and private placements of equity and debt securities. Under its current projections the Company will need to raise additional capital of approximately $1,000,000 during the next 12 months to fully implement its business plan.

     The availability and cost of additional financing will depend on a variety of factors, including macroeconomic forces and the Company's performance during the period prior to seeking the financing. There is no assurance that additional financing will be available. The failure by the Company to secure such additional financing could have a material adverse effect on the development and growth of the Company. If the financing is available, there is no assurance that owners of Shares will not suffer substantial  dilution  in  a  subsequent  offering.
     Until the Company raises this capital, additional interim financing will be required. The Company expects that it will be able to obtain loans from affiliates and other sources to meet these interim needs, but there can be no assurance of this.

     The Company's independent public accountants have noted in their Independent Auditor's Report accompanying the Financial Statements as of and for the period ending June 30, 1995 that the Company's lack of operations and lack of operating capital combined with a significant loss from operations raises substantial doubt about its ability to continue as a going concern. See "Financial Statements."

     Voting Control by Officers and Directors of Company's Common Stock. The Company's executive officer and director beneficially owns 7,390,000 shares of Common Stock (including 3.3 million upon conversion of the Preferred A Series One Preferred Stock), or approximately 62.9% of the shares of Common Stock outstanding. The Company's Certificate of Incorporation does not authorize cumulative voting with respect to the election of directors. As a result, the Company's officers and directors currently are, and in the foreseeable future will continue to be, in a position to control the Company by being able to nominate and elect the Company's Board of Directors. The Board of Directors establishes corporate policies and has the sole authority to nominate and elect the Company's officers to carry out those policies.

     Dependence  on  and  Obligations  to Primary Carrier.  The Company's long distance  telephone  business  is  dependent  upon  resale  arrangements  with
facilities-based  carriers  for  the  transmission  of  calls.    The  future
profitability of the Company is based upon its ability to transmit long distance telephone calls over transmission facilities obtained from others on a cost-effective basis. The Company currently plans to use one primary carrier, Sprint Communications ("Sprint").

     While there are certain advantages to using Sprint because of its ability to originate traffic around the world the Company could use alternative carriers who provide the services the Company requires for its business plans. In that event, the Company would expect to negotiate a contract with an alternate carrier with certain minimum commitments by the Company that would entitle the Company to discounts on the rates the carrier usually charges. There is, however, no assurance that the Company would be able to do so. In the absence of such discounts, the alternate carrier's rates would be higher in the aggregate than Sprint's.

     Limited  Trading  Market.    The  Shares  are  quoted  in  the  National
Association of Securities Dealers ("NASD") Inter-dealer Quotation System ("OTC Electronic Bulletin Board") under the symbol ARTM." On November 14, 1996, the last reported closing sale price of the Common Stock was $1.00 per share. The price at which the shares trade may be highly volatile. In addition, other events, such as quarter-to-quarter variations in operating results, news announcements, trading volume, general market trends and other factors, could result in wide fluctuations in the market price of the common stock. There can be no assurance that a regular trading market will be sustained.

     Government Regulation of Long Distance Companies. The Company is regulated at the federal level by the Federal Communications Commission ("FCC") and at the state level by various state public utility commissions. The Company has obtained FCC approval to provide international service. See "Business -- Regulation."

     The Company must file tariffs with the FCC regarding its interstate and international service which are subject to review by the FCC. The Company does not anticipate any action by the FCC which would impair its service offerings, but there is no assurance that objections will not be made which could delay the Company's service offerings or require modifications to the terms under which the Company offers its services.

     The Company will be required to obtain and maintain certificates of public convenience and necessity from regulatory authorities in most states in which it will offer intrastate long distance services. These are not required in Texas or Oklahoma, the states in which the Company will commence offering its services. The Company has not yet applied for certificates to provide services in any other states because of the expense associated with doing so while the product offerings were in their developmental and testing stages. The Company will start filing applications for intrastate authority within the next month but expects that the process of filing all of the necessary applications will take from six to twelve months. While the Company has not decided upon the order of states into which such application would be made, it generally expects to apply in the more populous states first. The approval process varies by state and can generally be expected to take from one to six months per state. Since most calls are interstate, the Company believes the delay in receiving intrastate authority will not hamper its expansion plans. Many state regulatory authorities also require carriers to file tariffs which set forth their rates and conditions of service. While the Company does not anticipate significant problems in obtaining certificates or filing tariffs for its service in any states there is no assurance the state commissions will not withhold approval or impose unanticipated requirements on the Company.

     The FCC is currently considering action on various proposals, including proposals relating to interstate access transport services, local exchange competition and expanded interconnection with local telephone company facilities. If adopted by the FCC, certain aspects of each of these proposals could affect the Company's business by increasing costs or increasing competitive pressures. In addition, future legislation approved by Congress or future court decisions relating to the telecommunications industry could adversely impact the Company's business.

     Competition From Other Long Distance Carriers. The long distance telecommunications industry is competitive and is significantly affected by the introduction of new discount concepts and the marketing activities of industry participants. Competition in the long distance business is based upon pricing, transmission quality, and customer support. The Company will compete with AT&T Corp. ("AT&T"), MCI, Sprint Corporation ("Sprint"), other national and regional long distance carriers, and other resellers. In addition, both houses of the United States Congress have passed legislation that would permit Regional Bell Operating Companies ("RBOCs") to enter the interLATA long distance market. If such provisions are ultimately enacted into law, the RBOCs would represent significant new competition in the interLATA long distance market.

     Some of the Company's competitors have greater name recognition and greater marketing capabilities than the Company, control their own transmission networks, and have, or have access to, substantially greater financial and personnel resources than those available to the Company. Various regulatory factors can also have an impact on the Company's ability to
compete.    The  ability  of  the  Company  to  compete  effectively  in  the telecommunications industry will depend on its ability to provide high quality, market-driven services at effective prices generally less than those charged by its competitors. There can be no assurance that the Company will be able to compete successfully with existing or future companies.

     Adverse  Effect  of  Rapid  Technological  Changes  and  Service.    The
telecommunications industry has been characterized by rapid technological change, frequent new service introductions, and evolving industry standards. New competitors may enter the long distance telecommunications industry with new or add-on technology. Cable systems, satellite transmission companies and personal communication systems may offer long distance communication services together with video, data and interactive media services. The Company understands that a significant portion of the market will demand technologically advanced services, and its success in attracting those customers will depend in part on its ability to anticipate changes in the industry and to offer on a timely basis services that meet evolving industry standards.

     Dependence on Management for Successful Operations and Continued Growth. Growth of the Company depends on continued active participation of William P. Williams, Jr., current chief executive officer and sole director of the Company. The Company has no employment agreements with management. The loss of the services of Mr. Williams could adversely affect the continuation and future development of the Company's business. The Company does not maintain any key man life insurance on Mr. Williams.

     Dividend Policy. The Company has paid no cash dividends on its Common Stock and has no present intention of paying cash dividends in the foreseeable future. It is the present policy of the Board of Directors to retain all earnings to provide for the growth of the Company. Payment of cash dividends in the future will depend, among other things, upon the Company's future earnings, requirements for capital improvements, the operating and financial conditions of the Company and other factors deemed relevant by the Board of Directors.

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Shares that may be resold from time to time by the selling shareholders.

                             SELLING SHAREHOLDERS

     The selling shareholders listed below (the "Selling Shareholders") may resell, from time to time, all or a portion of the shares offered hereby. The following table sets forth the beneficial ownership of the Company's securities by each of the Selling Shareholders:

                                                       Percent of
                         Shares Owned  Shares Owned   Class Owned
Name of Selling            Prior to      After the     After the
Shareholder                Offering     Offering(1)     Offering
Shelton Financial, Inc.       400,000        400,000          3.4%
Wilcom, Inc.                6,240,000      6,240,000         53.1%
Eva S. Williams               750,000        750,000          6.4%
Gary Jensen                    35,000         35,000           (2)
M. Stephen Roberts             60,000         60,000           (2)
-----------------------  ------------  -------------  ------------


     (1) Assumes that the Selling Shareholder does not resell any shares of Common Stock beneficially owned in this offering.

     (2) Represents less than 1% of the Company's outstanding shares of common Stock.

                             PLAN OF DISTRIBUTION

     The Selling Shareholders may offer the Shares subject to this Prospectus from time to time in one or more offerings through underwriters, dealers or agents or directly to one or more purchasers in fixed-price offerings or in negotiated transactions and at either current market prices or at prices related to such market price. Resales by the purchasers of such shares may be made in the same manner.

     The Selling Shareholders have represented to the Company that they have no current arrangements with any broker-dealer and that they will comply with Rule 10b-6 under the Exchange Act. If underwriters are used in any offering of the Shares, such underwriters will be named in the applicable Prospectus Supplement. Only underwriters named in a Prospectus Supplement will be deemed to be underwriters in connection with the Shares. Firms not so named will have no direct or indirect participation in the underwriting of the Shares, although such a firm may participate in the distribution of such shares under circumstances entitling it to a dealer's commission. Unless otherwise set forth in the Prospectus Supplement relating to such offering, any underwriting agreement pertaining to any offering of the Shares will (i) entitle the underwriters to indemnification by the Company and the Selling Shareholders against certain civil liabilities under the Securities Act, (ii) provide that the obligations of the underwriters will be subject to certain conditions precedent, and (iii) provide that the underwriters will be obligated to purchase the Shares so offered if any such shares are purchased. If underwriters are used in any offering of shares, the names of such underwriters, the anticipated date of delivery and other material terms of the transaction will be set forth in the Prospectus Supplement relating to such offering.

     The Company has been advised that the distribution of the Shares by the Selling Shareholders, or by pledgees, transferees or other successors-in-interest of the Selling Shareholders, may be effected from time to time in one or more transactions (which may involve block transactions)in the over-the-counter market, in negotiated transactions or in a combination of such methods of sale, at fixed prices, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares directly to purchasers or to or through broker-dealers acting as principals or agents. Such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders or the purchasers of the Shares from whom broker-dealers may act as agent or to whom they may sell as principal or both (which compensation, as to a particular broker-dealer, may be less than or in excess of customary commissions). In addition, the Shares covered by this Prospectus that subsequently qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

     The Selling Shareholders and any broker-dealers or agents who participate in a sale of the Shares may be deemed to be underwriters within the meaning of such term under the Securities Act, and any commissions received by them, as well as any proceeds from any sales as principal by them, may be deemed to be underwriting discounts and commissions under the Securities Act. Such broker-dealers or agents may, under agreements with the Selling Shareholders, be entitled to indemnification by the Company and the Selling Shareholders
against  certain  civil  liabilities  under  the  Securities  Act.    Certain
purchasers to whom the Selling Shareholders may sell shares in negotiated transactions may be deemed to be underwriters with respect to any resale by them of shares so acquired. Underwriters, dealers and agents may engage in transactions with or perform services for the Company in the ordinary course of business.

                           DESCRIPTION OF SECURITIES

     Pursuant to the Company's Articles of Incorporation, as amended, the authorized capital stock of the Company consists of 50,000,000 shares of common stock, no par value, 50,000,000 shares of Preferred A preferred stock, no par value (the "Preferred A Stock") and 50,000,000 shares of Preferred B preferred stock, no par value (the "Preferred B Stock") (collectively "Preferred Stock"). The following description of certain of the Company's securities is a summary, does not purport to be complete or to give effect to applicable statutory or common law and is subject in all respects to the applicable provisions of the Company's Articles of Incorporation and information herein is qualified in its entirety by this reference.

Common  Stock

     Holders of Common Stock are entitled, among other things, to one vote per share on each matter submitted to a vote of shareholders and, in the event of liquidation, to share ratably in the distribution of assets remaining after payment of liabilities. Holders of Common Stock have no cumulative voting rights, and, accordingly, the holders of a majority of the outstanding shares have the ability to elect all of the directors. Holders of Common Stock have no preemptive or other rights to subscribe for shares. Holders of Common Stock are entitled to such dividends as may be declared by the Board of Directors out of funds legally available therefor.

Preferred  Stock

     None of the authorized shares of Preferred Stock are outstanding. The Board of Directors has the authority to cause the Company to issue up to the authorized number of shares of Preferred Stock in one or more series, to designate the number of shares constituting any series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, voting rights, redemption and conversion rights and liquidation preferences of such series, without further action by the shareholders. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of the Common Stock. The Company has no present plan to issue any shares of Preferred Stock.

Special  Provisions  of  the  Articles  of  Incorporation  and  Wyoming  Law

     The provisions of the Articles of Incorporation and the Company's Bylaws, as amended (the "Bylaws"), summarized in the succeeding paragraphs, may be deemed to have an anti-takeover effect or may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in such shareholder's best interest, including those attempts that might result in a premium over the market price for the shares held by a shareholder. Pursuant to the Articles of Incorporation, the Board of Directors may, by resolution, establish one or more series of preferred stock, having such number of shares, designation, relative voting rights, dividend rates, liquidation or other rights, preferences and limitations as may be fixed by the Board of Directors
without  any  further  shareholder  approval.    Such  rights,  preferences,
privileges and limitations as may be established could have the effect of impeding or discouraging the acquisition of control of the Company.

     Limitation of Director Liability. Wyoming law authorizes a Wyoming corporation to eliminate or limit the personal liability of a director to the Company-and its shareholders for monetary damages for breach of certain fiduciary duties as a director. The Company believes that such a provision is beneficial in attracting and retaining qualified directors, and accordingly, its Articles of Incorporation and Bylaws include a provision eliminating a director's liability for monetary damages for any breach of fiduciary duty as a director, except: (i) for any breach of the duty of loyalty to the Company or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for any transaction from which the director derived an improper personal benefit; or
(iv) for certain other actions. Thus, pursuant to Wyoming law, the Company's directors are not insulated from liability for breach of their duty of loyalty (requiring that, in making a business decision, directors act in good faith and in the honest belief that the action was taken in the best interest of the Company), or for claims arising under the federal securities laws. The foregoing provisions of the Company's Articles of Incorporation and Bylaws may reduce the likelihood of derivative litigation against directors and may discourage or deter shareholders or management from bringing a lawsuit against directors for breaches of their fiduciary duties, even though such an action, if successful, might otherwise have benefited the Company and its shareholders. Further, the Company may, but has no present intent to, execute indemnity agreements with present and future directors and officers for the indemnification of and advancement of expenses to such persons to the full extent permitted by law.

     Indemnification. To the maximum extent permitted by law, the Articles of Incorporation and the Bylaws provide for mandatory indemnification of directors, officers, employees and agents of the Company against all expense, liability and loss to which they may become subject or which they may incur as a result of being or having been a director, officer, employee or agent of the Company. In addition, the Company must advance or reimburse directors and officers and may advance or reimburse employees and agents for expenses incurred by them in connection with indemnifiable claims.

Transfer  Agent  and  Registrar

     The transfer agent and registrar for the Common Stock is American Securites Transfer, Inc.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE
UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.



                               TABLE OF CONTENTS


                                                 Page
                                                 ----
Available Information                               4
Incorporation of Certain Documents by Reference     4
The Company                                         5
The Offering                                        9
Risk Factors                                        6
Use of Proceeds                                     9
Selling Shareholders                                9
Plan of Distribution                                9
Description of Securities                          10




                     American Nortel Communications, Inc.
                              7,485,000 Shares of
                                 Common Stock


                              P R O S P E C T U S



                              November 22 , 1996

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item  14.Other  Expenses  of  Issuance  and  Distribution.

Securities and Exchange Commission Registration Fee   1,746
Miscellaneous*                                          500
  Total                                              $2,246

*  Estimated  for  purposes  of  this  filing.

Item  15.Indemnification  of  Directors  and  Officers.

     Wyoming Statutes 17-16-851 through 17-16-858 (the "WS") provide that a Wyoming corporation shall have the power to indemnify directors, officers, employees and agents and to purchase and maintain liability insurance for those persons. Articles 17-16-851 and 17-16-856 of the WS empower the Company to indemnify any director or officer for expenses, including attorneys fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in the defense of any action suit or proceeding in which such director or officer is a party by reason of his position. In no event however, shall a director or officer be entitled to indemnification in any action, suit, or proceeding in which such director shall have been found not to have acted in good faith and in the reasonable belief that his conduct as such director was in the Company's best interests; and, in the ease of an officer of the Company, that such officer did not act in good faith and in the reasonable belief that his conduct was at least not opposed to the Company's best interests; and in the case of any criminal proceeding, such director or officer had no reasonable cause to believe his conduct was unlawful. Moreover, no director shall be indemnified for any obligations arising from any action, suit, or proceeding in which (i) such director is found liable on the basis that personal profit was improperly received by him, whether or not the action resulted from an action taken in his official capacity, or (ii) such director is found liable to the Company.

     The Company's Bylaws provide that the Company shall indemnify each director or former director and each officer or former officer of the Company and each person who is or who may have served at its request as a director or officer of another corporation in which it owned shares of stock or of which it is a creditor, or as a partner, venturer, proprietor, trustee, employee, agent or similar functionary of another partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise against judgments, settlements, penalties and reasonable expenses (including court costs and attorneys' fees) incurred by him in connection with any claim made against him or any action, suit, or proceeding in which he is or is threatened to be made a named defendant or respondent by reason of his being or having been such director or officer.

     The Company shall indemnify such director or officer to the greatest extent permitted by law for reasonable expenses incurred in connection with any action, suit, or proceeding in which such director or officer has been wholly successful in the defense of the proceeding, on the merits or otherwise, except that if such action, suit, or proceeding was brought by or on behalf of the Company, indemnification shall be limited to reasonable expenses actually incurred by such director or officer with respect to such proceeding; provided, however, that such indemnity shall be conditioned on the prior determination by a majority of the Board of Directors or a committee thereof who are not named defendants or respondents in such action, suit, or proceeding, or special legal counsel appointed thereby, or, solely in the event the Board of Directors is not able to act and unable to select special legal counsel, by vote of those shareholders who are not also directors named as defendant or respondent in such action, suit, or proceeding, that such director or officer has acted in good faith and in the reasonable belief as to the best interests of the Company.

     If any pending, threatened, or completed proceeding is settled, amounts paid as indemnification of the settlement shall not exceed reasonable expenses incurred in connection with the proceeding. The determination by the Board of Directors, or by independent counsel, and the payment of amounts by the Company on the basis thereof, shall not prevent a shareholder from challenging such indemnification by appropriate legal proceedings. Neither shall a determination by the Board of Directors, a committee thereof, or special legal counsel appointed thereby, that indemnification is not permissible, prevent a director or officer from challenging such determination by appropriate legal proceedings. Reasonable expenses of a director or officer who was, is, or is threatened to be made a named defendant or respondent in any proceeding shall be paid in advance before any final disposition following appropriate written request to the Company.

     The Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Company as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, against any liability asserted against him in such a capacity or arising out of his status as such a person, whether or not the Company would have the power to indemnify him against that liability.

     The foregoing rights and indemnification shall be construed in accordance with the laws of the State of Wyoming presently in force and as hereinafter amended. In all events, the Company's Bylaws shall be deemed to grant the Company's directors and officers the maximum protection consistent with law and shall be deemed amended from time to time to reflect any changes in such law. The foregoing shall not be exclusive of any private contractual right of indemnification, nor shall it limit the same; provided, however, such contractual agreement shall not be inconsistent with the law presently in force or hereafter enacted.

Item  16.Exhibits.

Exhibit
Number      Identification of Exhibit
-------     --------------------------------------
   23.1  -  Consent of Crouch, Bierwolf & Chisholm
-------     --------------------------------------


Item  17.Undertakings.

     (a)The  undersigned  registrant  hereby  undertakes:

          (1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i)To include any prospectus required by section l0(a)(3) of the Securities Act;

               (ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) do not apply if the information required to be included in a post effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof

          (3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or Otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on November 22, 1996.

                              AMERICAN  NORTEL  COMMUNICATIONS,  INC.


                              /S/ WILLIAM  P.  WILLIAMS,  JR.
                              __________________________________________
                              WILLIAM  P.  WILLIAMS,  JR.
                              President  and  Chief  Executive  Officer



     Pursuant to the requirements of the Securities Act of 1933, this to the Registration Statement has been signed by the following persons in the capacities indicated on November 22, 1996.

          Signature                               Title

/S/ WILLIAM P. WILLIAMS, JR.
_____________________________________  Director, Chairman of the Board of
WILLIAM P. WILLIAMS, JR.               Directors, President and Chief
                                       Executive Officer and Secretary
                                       (Principal Executive Officer)

                               INDEX TO EXHIBITS


                                                    SEQUENTIALLY
EXHIBIT                                               NUMBERED
NUMBER      IDENTIFICATION OF EXHIBIT                   PAGE
-------     --------------------------------------  ------------
   23.2  -  Consent of Crouch, Bierwolf & Chisholm